Exhibit 12.1

Michael Best & Friedrich LLP Attorneys at Law

March 11, 2025

Angel Studios 010, Inc.

295 W Center St.

Provo, Utah 84601

Re: Angel Studios 010, Inc. – Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as securities counsel to Angel Studios 010, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A offering statement on Form 1-A, as filed on March 11, 2025 (the “Offering Statement”) relating to the offer by the Company of up to 5,000,000 of the Company’s Series A Preferred Stock, par value $0.00001 per share, for a purchase price of $1.00 per share (the “Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act of 1933, as amended.

In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.

We have reviewed: (a) the Certificate of Incorporation of the Company, as amended; (b) the Certificate of Designation of the Company, as amended, (c) the Bylaws of the Company; (d) the offering circular; (e) form of Subscription Agreement; and (f) such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered in the manner and/or the terms described in the Offering Statement as filed (after it is declared qualified), will be validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Delaware and (b) the federal laws of the United States. We express no opinion as to laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Offering Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely yours,

Michael Best & Friedrich, LLP

170 South Main Street, Suite 1000, Salt Lake City, UT 84101